Exhibit 99.1
Con-way
NEWS RELEASE
Contacts:
Investor:  Patrick Fossenier  1+ 734-757-1557
News Media:  Gary Frantz     1+ 734-757-1558

CON-WAY INC. REPORTS 2012 FIRST QUARTER RESULTS

ANN ARBOR, Mich. —May 1, 2012—Con-way Inc. (NYSE:CNW) today reported 2012 first-quarter net income of $25.6 million, or 46 cents per diluted share. The results compare to first-quarter 2011 net income of $6.9 million, or 12 cents per diluted share.

On a non-GAAP basis, earnings per diluted share were 45 cents in the 2012 first quarter compared to 24 cents in last year’s first quarter. (Non-GAAP items, consisting of tax-related adjustments for both years, are detailed in the attached reconciliation.)

Operating income in the 2012 first quarter was $55.7 million, a 51.8 percent increase from the $36.7 million earned in the first quarter a year ago.  Revenue for the 2012 first quarter was $1.37 billion, a 9.7 percent increase from last year’s first-quarter revenue of $1.25 billion.

“Our strategy is yielding favorable results,” said Douglas W. Stotlar, Con-way’s president and chief executive officer. “Our first quarter performance reflected disciplined operations which led to improvement at all business units.”

Con-way Freight, the company’s less-than-truckload (LTL) operation, leveraged a stable demand environment during the quarter. “Con-way Freight has done a good job controlling costs, delivering an excellent service experience for customers and improving yield over the prior year,” Stotlar said. “With Freight’s reliable network, engaged employees and improving efficiencies, we are confident in our ability to further expand margins.”

Menlo Worldwide Logistics, the company’s global logistics and supply chain management operation, maintained growth in revenue, net revenues and operating income in the quarter. “Prudent cost management, increased revenues and margins from its core warehousing and transportation management services, and new customer revenues enabled Menlo to deliver top and bottom line growth,” Stotlar noted. “Our logistics company is executing well and creating value for its clients through lean continuous improvement practices.”

Con-way Truckload, the company’s full-truckload transportation operation, produced a quarter of revenue and margin growth. “Demand for our truckload services has remained consistent while asset utilization has improved,” Stotlar said. “Con-way Truckload continued to improve operating efficiencies, reducing empty miles and increasing revenue per loaded mile.  Our focus on premium service and network efficiency provides a foundation for further margin expansion.”

The first-quarter effective tax rate was 38.1 percent in 2012, compared to 67.6 percent in 2011. Both years included discrete tax adjustments and changes to other items that affected the effective tax rate (detailed in the attached reconciliation).  Excluding the discrete tax adjustments, the first-quarter effective tax rate would have been 38.6 percent in 2012 and 37.3 percent in 2011.

Segment results in the first quarter for Con-way’s principal operations were as follows:

FREIGHT

For the first quarter of 2012, Con-way Freight reported:

•
Revenue of $831.0 million, an 8.2 percent increase over last year’s first-quarter revenue of $767.7 million. Higher revenue was due primarily to increased revenue per hundred weight, or yield, including higher fuel surcharge revenue.

•	Operating income of $34.5 million, up 69.6 percent compared to $20.3 million earned in the year-ago period. The quarter benefited from improved revenue and efficiency gains.

•	Yield increased 6.1 percent from the previous-year first quarter. Excluding the fuel surcharge, yield rose 4.1 percent.

•	Tonnage per day increased 1.5 percent compared to the 2011 first quarter.

•	Operating ratio was 95.8 in the 2012 first quarter compared to 97.4 in the previous-year period.

LOGISTICS

For the first quarter of 2012, Menlo Worldwide Logistics reported:

•
Revenue of $419.1 million, an increase of 13.3 percent from the prior year first-quarter revenue of $370.0 million. The quarter benefited from increased revenue in both transportation and warehouse management services, primarily due to the addition of new customers and increased freight brokerage volumes.

•	Net revenue (revenue less purchased transportation) of $155.7 million, a 9.4 percent increase from $142.3 million in the previous year first quarter.

•
Operating income of $12.3 million, a 42.2 percent increase over last year’s first quarter operating income of $8.6 million.  The higher operating income was the result of increased revenues and improved margins from warehouse and transportation management services.

TRUCKLOAD

For the first quarter of 2012, Con-way Truckload reported:

•
Revenue of $157.3 million, an 8.3 percent increase over last year’s first-quarter revenue of $145.2 million, reflecting the positive effects of higher fuel surcharges and improved revenue per loaded mile, which increased 3.3 percent from the previous-year first quarter (excluding fuel surcharges).

•
Operating income of $10.6 million, a 48.9 percent increase over operating income of $7.1 million in the previous-year period.   The increase in first-quarter operating income resulted largely from improved pricing and higher revenue-per-tractor.

•	Loaded miles increased 1.8 percent compared to the 2011 first quarter.

•	Empty miles decreased to 9.3 percent from 9.6 percent in the previous-year first quarter.

•	Operating ratio exclusive of fuel surcharges was 91.3, compared to 93.8 in the first quarter of 2011.

CON-WAY OTHER

Con-way Other includes the company’s Road Systems, Inc. trailer manufacturing unit as well as other corporate activities. These activities produced an operating loss of $1.7 million in the first quarter of 2012 compared to operating income of $0.6 million in the first quarter of 2011. First-quarter comparative results reflect variations in results from re-insurance activities ($1.2 million loss in 2012, compared to $1.3 million of income in 2011).

INVESTOR CONFERENCE CALL

Con-way will host a conference call for the investment community tomorrow, Wednesday, May 2, beginning at 8:30 a.m. Eastern Time (5:30 a.m. Pacific).

The call can be accessed by dialing (866) 264-3634 or (706) 643-3632 (for international callers) and is expected to last approximately one hour.  The call will also be available through a live internet webcast at www.con-way.com, in the investors section.

An audio replay will be available for two weeks following the call by dialing (855) 859-2056 or (404) 537-3406 (for international callers) and using access code 67858842.  An Internet replay and podcast of the presentation will also be available at www.con-way.com.

About Con-way Inc. -- Con-way Inc. (NYSE:CNW) is a $5.3 billion freight transportation and logistics services company headquartered in Ann Arbor, Mich. Con-way delivers industry-leading services through its primary operating companies of Con-way Freight, Con-way Truckload and Menlo Worldwide Logistics. These operating units provide high-performance, day-definite less-than-truckload (LTL), full truckload and multimodal freight transportation, as well as logistics, warehousing and supply chain management services. Con-way also operates Road Systems Inc., a trailer refurbishing and manufacturing company which supplies trailing equipment to the company’s trucking fleets.  Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries.  For more information about Con-way, visit www.con-way.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenues, weight, yield, volumes, income or other financial or operating items, all statements of the plans, strategies, expectations or objectives of Con-way’s management for future operations or other future items, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any legal and other claims and proceedings that may be brought against Con-way, any statements regarding future economic conditions or performance, any statements regarding strategic acquisitions, any statements of estimates or belief, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, increasing competition and pricing pressure, the creditworthiness of Con-way's customers and their ability to pay for services rendered, changes in fuel prices or fuel surcharges, the possibility that Con-way may, from time to time, be required to record impairment charges for goodwill, intangible assets and other long-lived assets, the possibility of defaults under Con-way's revolving credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), uncertainty in the credit markets, including the effect on Con-way’s ability to refinance indebtedness as and when it becomes due, labor matters, enforcement of and changes in governmental regulations or legislation which potentially could result in an adverse impact on the company, environmental and tax matters, and matters relating to Con-way's defined benefit pension plans, including the effect on the plans of changes in discount rates and in the value of plan assets. The factors included herein and in Item 1A of Con-way's 2011 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations. Any forward-looking statements speak as of the date of May 1, 2012, and are subject to change.  Con-way does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Con-way Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands except per share amounts)

	Three Months Ended
	March 31,
	2012	2011

Revenue
Freight	$831,047	$767,741
Logistics [a]	419,146	369,975
Truckload	157,323	145,215
Other	14,291	11,997
Inter-segment Revenue Eliminations	(55,646)	(49,301)
	$1,366,161	$1,245,627
Operating Income (Loss)
Freight	$34,502	$20,344
Logistics	12,294	8,646
Truckload	10,550	7,083
Other	(1,656)	623
	55,690	36,696

Other Expense, net	14,268	15,335

Income before Income Tax Provision	41,422	21,361
Income Tax Provision	15,776	14,439

Net Income	$25,646	$6,922

Weighted-Average Common Shares Outstanding
Basic	55,703,722	55,039,751

Diluted	56,257,783	55,725,230

Earnings Per Common Share
Basic	$0.46	$0.13

Diluted	$0.46	$0.12

[a] Logistics' net revenue
Revenue	$419,146	$369,975
Purchased transportation expense	(263,423)	(227,654)
Net revenue	$155,723	$142,321

Con-way Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands except per share amounts)

	Three Months Ended
	March 31,
	2012	2011

Net Income	$25,646	$6,922

Tax-Related Reconciling Items
Discrete tax adjustments	212	(6,471)
	$212	$(6,471)

Adjusted Non-GAAP Financial Measures:
Net Income	$25,434	$13,393

Earnings Per Diluted Common Share	$0.45	$0.24

Diluted Common Shares Outstanding	56,257,783	55,725,230

Information About Non-GAAP Financial Measures:

Con-way provides adjusted net income and earnings per share as additional information to investors. These measures are not in accordance with generally accepted accounting principles in the United
States ("GAAP"). Con-way's non-GAAP financial measures are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Con-way believes that the non-GAAP financial measures provide meaningful information to assist investors and analysts in understanding Con-way's financial results because they exclude items that may not be indicative or are unrelated to Con-way's core operating results. However, because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures across companies. Investors are strongly encouraged to review Con-way's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Con-way Inc.
Consolidated Condensed Balance Sheets
(Dollars in thousands)

	March 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets	$1,234,754	$1,190,390
Property, plant and equipment, net	1,525,638	1,496,033
Other assets	412,536	413,593
Total Assets	$3,172,928	$3,100,016

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$772,139	$723,470
Long-term debt and capital leases	766,394	770,238
Other long-term liabilities and deferred credits	849,116	847,054
Shareholders' equity	785,279	759,254
Total Liabilities and Shareholders' Equity	$3,172,928	$3,100,016